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                                                                     EXHIBIT 4.1


                               JABIL CIRCUIT, INC.

                                STOCK AWARD PLAN
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         1.       PURPOSE. The purpose of this Jabil Circuit, Inc. Stock Award
Plan (the "Plan") is to further the interests of Jabil Circuit, Inc. (the "Company"), its affiliates, and its shareholders by providing an incentive to attract and retain key Employees to the Company and motivating such persons to stay with the Company and to increase their efforts to make the business of the Company more successful, by providing incentives in the form of awards of stock to such key Employees.

         2.       DEFINITIONS.  The following definitions shall apply to the
Plan:

                  a. "AWARD" means the granting of Common Stock to a Recipient pursuant to the terms of the Plan.

                  b.       "BOARD" means the board of directors of the Company.

                  c. "CEO" means the Chief Executive Officer of the Company.

                  d. "CODE" means the Internal Revenue Code of 1986, as amended.

                  e. "COMMON STOCK" means the Common Stock, par value $.001 per share of the Company, or such other class of shares or securities to which the Plan may apply pursuant to Section 8 of the Plan.

                  f. "COMPANY" means Jabil Circuit, Inc., a Delaware corporation.

                  g. "EFFECTIVE DATE" means the date on which the Board adopts the Plan.

                  h. "ELIGIBLE PERSON" means any person who performs services for the Company or an affiliate thereof as an Employee.

                  i. "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company or any parent or an affiliate thereof that now exists or hereafter is organized or acquired by or acquires the Company.

                  j. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  k. "PLAN" means this Jabil Circuit, Inc. Stock Award Plan, as amended from time to time.

                  l. "RECIPIENT" means an Eligible Person who receives an Award.

                  m. "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 8 of the Plan.

         3. ADMINISTRATION. The CEO shall administer the Plan. The CEO has the exclusive power to determine whether any person is an Eligible Person, to select the Recipients of Awards pursuant to the Plan, to establish the number of Awards granted to each Recipient, and to make all other determinations necessary or advisable for the Plan. The CEO has the sole discretion to determine whether the performance of an Eligible Person warrants an Award, to determine the size and type of the Award, and to determine or impose other conditions to the Award under the Plan as the CEO may deem appropriate including, without limitation, vesting, performance, employment, non-compete, confidentiality and non-interference conditions on a Recipient. The CEO has full and


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exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The CEO, in the exercise of the CEO's powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent he deems necessary or expedient to make the Plan fully effective. In exercising this power, the CEO may retain counsel and accountants at the expense of the Company. The CEO also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan and may determine (A) the conditions under which a Recipient will be considered to have retired or become disabled and (B) whether any Recipient has done so. Any of the CEO's determinations shall be final and binding on all persons.

         The CEO shall not be liable for performing any act or making any determination in good faith.

         4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 8 of the Plan, the maximum aggregate number of Shares that may be subject to Awards is 100,000 Shares. Shares of Common Stock issued hereunder shall be legended as appropriate.

         5. ELIGIBILITY. Any Eligible Person that the CEO, in the CEO's sole discretion, designates is eligible to receive an Award. The CEO's granting of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the CEO may provide different Awards to different Recipients. Recipients may include persons who previously received stock, stock options, stock appreciation rights, or other benefits under the Plan or another plan of the Company, whether or not the previously granted benefits have been fully exercised or vested. In determining the eligibility of an Employee to receive an Award, the CEO may consider the position and responsibilities of the Employee, the nature and value to the Company of the Employee's past and potential services and accomplishments (whether directly or through the Company's affiliates), the Employee's present and potential contribution to the success of the Company (whether directly or through its affiliates), the current stock options outstanding of the Employee and ant other factor that the CEO in the CEO's sole discretion deems appropriate. An Award shall not enlarge or otherwise affect a Recipient's right, if any, to continue to serve the Company or an affiliate in any capacity, and shall not restrict the right of the Company or an affiliate to terminate at any time the Recipient's employment.

         6. AWARDS. The CEO may grant Awards of Common Stock to Recipients in such amounts as the CEO determines in its sole discretion. The CEO may grant an Award alone or in addition to another stock option.

         7. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient or to require the Recipient to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient recognizes income for federal, state, and/or local tax purposes with respect to any Award.

         The CEO may grant Awards under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Common Stock is listed at any time. An Award will be granted only if either (i) a registration statement pertaining to the Shares subject to the Award has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the CEO deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 7. No Shares will be issued under the Plan unless the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters that the CEO deems advisable.

         With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time, or its successor under the Exchange Act. To the extent any provision of the Plan or action by the CEO or the Company fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the CEO.


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         8.       ADJUSTMENTS. If a stock dividend, stock split, share
combination, exchange of shares, recapitalization, consolidation, spin-off, reorganization, or liquidation of or by the Company shall occur, the CEO may adjust the number and class of Shares for which Awards are authorized to be granted to the extent the CEO deems appropriate to reflect the applicable transaction.

         9. LIABILITY OF THE COMPANY OR AFFILIATE. Neither the Company nor an affiliate shall be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

         10. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) shall be effective only with the consent of the Recipient of the Award or the holder currently of the Award.

         11. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

         12. DURATION OF PLAN. Awards may be granted only during the 10 years immediately following the original effective date of the Plan.

         13. NOTICES. All notices to the Company shall be in writing and shall be delivered to the Secretary of the Company. All notices to a Recipient shall be delivered personally or mailed to the Recipient at his or her address appearing in the Company's personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 13.

         14. EXCULPATION AND INDEMNIFICATION. To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the CEO from and against all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan.

         15. APPLICABLE LAW. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Delaware and the United States of America.



                                            Jabil Circuit, Inc.


                                            By:
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                                            Its:
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